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                                                                      Exhibit 11


NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES

COMPUTATION OF NET (LOSS) PER SHARE


                                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNT)
                                                                                SIX MONTH ENDED JUNE 30,      ,
                                                                    ------------------------------------------------------
           PRIMARY                                                            1995                          1996
                                                                    ---------------------         ------------------------
 Net (loss)
                                                                                    ($219)
   Less: reduction of interest expense or interest
   earned attributable  to utilization of assumed
   proceeds from exercise of options and warrants
   in excess of amounts required to repurchase
   20% of the outstanding common stock at average
   market price


   ADJUSTED NET (LOSS)
                                                                                    ($219)
                                                                    =====================
 Weighted average number of shares outstanding.                                    86,160
    Add: common equivalent shares (determined using
    the "Treasury Stock" method) representing shares
    issuable  upon assumed exercise of options and
    warrants in excess of average market price                                      2,208

 Shares issuable upon conversion of Series B
    preferred shares                                                                    -
                                                                    ---------------------

   SHARES USED FOR COMPUTATION                                                     88,368
                                                                    =====================

   PRIMARY NET (LOSS) PER SHARE                                                        $-
                                                                    =====================

                  FULLY DILUTED

 Net (loss)                                                                         ($219)
   Less: reduction of interest expense or interest
   earned attributable to utilization of assumed
   proceeds from exercise of options and warrants
   in excess of amounts required to repurchase
   20% of the outstanding common stock at year-end
   market price if greater than average market price


   ADJUSTED NET (LOSS)                                                              ($219)
                                                                    =====================


 Weighted average number of shares outstanding.                                    86,160
    Add: common equivalent shares (determined using
    the "Treasury Stock" method) representing shares
    issuable upon assumed exercise of options and
    warrants in excess of year-end market price
    if greater than average market price                                            2,208


 Shares issuable upon conversion of Series B
    preferred shares                                                                    -
                                                                                        -

   SHARES USED FOR COMPUTATION                                                     88,368
                                                                    =====================



 FULLY DILUTED NET (LOSS) PER SHARE                                                    $-
                                                                    =====================

The above per share data are not reported on the statement of operations because such data is anti-dilutive.




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